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                                                                    EXHIBIT 99.2

                              [LOGO OF METATOOLS]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 29, 1997

TO THE STOCKHOLDERS OF METATOOLS, INC.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "MetaTools Annual Meeting") of MetaTools, Inc., a Delaware corporation ("MetaTools"), will be held on May 29, 1997 at 8:00 a.m., local time, at Fess Parker's Red Lion Resort at 633 E. Cabrillo Boulevard, Santa Barbara, California, for the following purposes:

    1. To approve the issuance of shares of the Common Stock, par value $0.001 per share, of MetaTools (the "MetaTools Common Stock" and, following the Merger (as defined below), the "Combined Company Common Stock") to the shareholders of Fractal Design Corporation ("Fractal") pursuant to an Agreement and Plan of Reorganization, dated as of February 11, 1997 (the "Reorganization Agreement"), among MetaTools, Fractal and Rook Acquisition Corp., a wholly-owned subsidiary of MetaTools ("Merger Sub"), providing for the merger of Merger Sub with and into Fractal (the "Merger");

    2. To approve an amendment to the Restated Certificate of Incorporation of MetaTools (the "Certificate") to change the corporate name of MetaTools to "MetaCreations Corporation", subject to and upon consummation of the Merger;

    3. To approve an amendment to the Certificate to increase the number of authorized shares of MetaTools Common Stock by 45 million shares to 75 million shares, subject to and upon consummation of the Merger;

    4. To elect six (6) directors to serve for the ensuing year until their successors are duly elected and qualified;

    5. To amend the 1995 Stock Option Plan to add an additional 1,500,000 shares of MetaTools Common Stock thereto;

    6. To ratify the appointment of Coopers & Lybrand L.L.P. as independent accountants for the Company for the 1997 fiscal year; and

    7. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof. MetaTools does not intend to bring any business other than the business described above before the MetaTools Annual Meeting or any postponements or adjournments thereof.

  Proposals 2 and 3 will not be implemented if Proposal 1 is not approved by the stockholders.

  The foregoing items of business are more fully described in the Joint Proxy Statement/Prospectus.

  As a result of the Merger, each outstanding share of Common Stock, $0.001 par value per share, of Fractal ("Fractal Common Stock") (other than shares as to which dissenters' rights pursuant to the California Corporations Code have been exercised and shares owned by Merger Sub, MetaTools or any wholly-owned subsidiary of MetaTools or Fractal) will be converted into the right to receive 0.749 shares of Combined Company Common Stock (the "Exchange Ratio"), and each outstanding option or right to purchase Fractal Common Stock under Fractal's stock option plans will be assumed by MetaTools and will become an option or right to purchase Combined Company Common Stock, with appropriate adjustments to be made to the number of shares issuable thereunder and the exercise price thereof based on the Exchange Ratio. Following the Merger,
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based on the shares of Fractal Common Stock and MetaTools Common Stock outstanding as of April 21, 1997, the former holders of Fractal Common Stock will hold approximately 39.5% of the Combined Company Common Stock and the holders of MetaTools Common Stock prior to the Merger will hold approximately 60.5% of the Combined Company Common Stock.

  Only stockholders of record at the close of business on April 11, 1997 are entitled to notice of and to vote at the meeting.

  All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, please sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder may revoke his or her proxy at any time before it has been voted, and any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ John J. Wilczak

                                          John J. Wilczak
                                          Chairman of the Board of Directors,
                                          President and Chief Executive
                                           Officer

Carpinteria, California
April 28, 1997

 IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

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